Benefit Equalization Plan
December 19, 2014

Policy Information

Document Title:	Benefit Equalization Plan
Content Owner:	Director of Human Resources
Certification of Compliance Contact:	N/A
Policy Category:	FHLBank Policy
FHLBank-Level Approver:	Policy Oversight Group
Board-Level Approver:	Full Board (Compensation)
Review Frequency:	As Needed
Initial Effective Date:	03/23/2006
Last POG Approval Date:	12/11/2014
Next Review Date:	As Needed

This Plan amends the Bank’s Benefit Equalization Plan, which was previously amended and restated in its entirety effective March 23, 2006 and again restated effective December 31, 2008. The Bank’s prior Benefit Equalization Plan was effective January 1, 1987 (“1987 Plan”). Any employee that was a member of the 1987 Plan and that is or becomes a Member under this Plan shall not be entitled to receive any benefits under the 1987 Plan, but shall be entitled to receive benefits solely under this Plan. Any employee that was a member of the 1987 Plan and is not, nor becomes, a Member of this Plan shall only be entitled to receive benefits under the 1987 Plan and shall only be entitled to benefits accrued through December 31, 1994 (i.e., based solely on years of employment and compensation paid prior to December 31, 1994). Except as herein provided, the 1987 Plan was terminated and replaced with this Plan effective March 23, 2006. This is an unfunded Plan that is primarily intended to provide deferred compensation for a select group of management or highly compensated employees, and is intended to comply with all applicable law, including IRC Section 409A.

Article 1. Definitions

When used in the Plan, the following terms shall have the following meanings:

1.01 “Account” means the account established and maintained hereunder to record the contributions deemed to be made by the Member and the Bank, as described in Section 4.06, as well as the increase in value attributable to the earnings thereon, all as described hereafter.

1.02 “Actuary” means the independent consulting actuary retained by the Bank to assist the Committee in its administration of the Plan.

1.03 “Adoption Date” means the date of the adoption of the Plan by the Board of Directors.

1.04 “Bank” means the Federal Home Loan Bank of Topeka.

1.05 “Base Salary” means the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, relocation expenses, incentive payments, non-monetary awards, and automobile and other allowances paid to a Member for employment services rendered (whether or not such allowances are included in the Member’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Member pursuant to all qualified or nonqualified plans of the Bank and shall be calculated to include amounts not otherwise included in the Member’s gross income under IRC Sections 125, 132, 402(e)(3), 402(h), or 403(b) pursuant to plans or arrangements established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Member. Notwithstanding anything in this Plan to the contrary, “Base Salary” shall not include any amount paid pursuant to a disability plan or pursuant to a disability insurance policy.

1.06 “Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article 6 of the Plan to receive the benefit, if any, payable upon the death of a Member of the Plan.

1.07 1.08 1.09
“Board of Directors” means the Board of Directors of the Bank.
“Change of Control” has the meaning set forth in IRC Section 409A.
“Committee” means the Compensation Committee of the Board of Directors.

1.10 “Deferral Agreement” means the agreement under which a Member elects to defer compensation under the Plan in accordance with the provisions of Section 4.04.

1.11 “Disability” or “Disabled” means the Member meets one of the following requirements:

(a) The Member is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of twelve (12) months.

(b) The Member is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

Member will be deemed Disabled under this Section 1.11 if determined to be disabled by the Social Security Administration. Furthermore, Member will be deemed Disabled under this Section 1.11 if determined to be disabled in accordance with a disability insurance program, provided that the definition under such program complies with Subsection 1.11 (a) or (b), or IRC Section 409A, as applicable.

1.12 “Distribution Event” means the date the Member retires on or after the Member attains Retirement Age, the Member’s death, Disability, other termination of employment with the Bank, or Change of Control of the Bank.

1.13 “Effective Date” means January 1, 1995.

1.14 “Retirement Age” means age 62.

1.15 “Retirement Fund” means the Comprehensive Retirement Program of the Financial Institutions Retirement Fund, a qualified and tax exempt defined benefit pension plan and trust under Sections 401(a) and 501(a) of the IRC, as adopted by the Bank.

1.16 “Incentive Compensation” means bonuses and other incentive compensation payments payable to a Member under any incentive compensation plans adopted by the Bank from time to time.

1.17 “IRC” means the Internal Revenue Code of 1986, and any applicable Treasury Regulations promulgated thereunder, as amended from time to time, or any successor thereto.

1.18 “IRC Limitations” means the cap on compensation taken into account by a plan under IRC Section 401(a)(17), the limitations on 401(k) contributions necessary to meet the average deferral percentage (“ADP”) test under IRC Section 5401(k)(3)(A)(ii), the limitations on employee and matching contributions necessary to meet the average contribution percentage (“ACP”) test under IRC Section 401(m), the dollar limitations on elective deferrals under IRC Section 402(g) and the overall limitations on contributions and benefits imposed on qualified plans by IRC Section 415, as such provisions may be amended from time to time, and any similar successor provisions of federal tax law.

1.19 “Member” means any person included in the membership of the Plan as provided in Article 2.

1.20 “Pension Benefit” means the benefits payable to a Member, as set forth in Article 3 of the Plan.

1.21 “Thrift Benefit” means the benefits payable to a Member, as set forth in Article 4 of the Plan.

1.22 “Plan” means the Federal Home Loan Bank of Topeka Benefit Equalization Plan, as set forth herein and amended from time to time.

1.23 “Thrift Plan” means the Financial Institutions Thrift Plan, a qualified and tax exempt defined contribution plan and trust under Sections 401(a) and 501(a) of the IRC, as adopted by the Bank.

Article 2. Membership

2.01 Members of the Plan. Each of the following employees of the Bank is hereby made a member of the Plan: Sonia R. Betsworth, Denise L. Cauthon, Patrick C. Doran, David S. Fisher, Dan J. Hess, Andrew J. Jetter, Thomas E. Millburn, Wil W. Osborn and Mark E. Yardley.

2.02 Addition or Termination of Members. The Board of Directors may add additional employees as Members to the Plan and may, subject to Article 8, terminate the participation in the Plan of any employee.

2.03 Events Upon Which Benefits Payable. A benefit shall be payable under the Plan to or on account of a Member only upon the occurrence of a Member’s Distribution Event, except as provided in Section 4.10 or Article 8. If the Bank authorizes a Member to take a paid or an unpaid leave of absence from employment, and such leave of absence does not constitute a termination of employment in accordance with this Plan and IRC Section 409A, the Member shall continue to be considered eligible for the benefits provided in Articles 3 and 4, in accordance with the provisions of those Articles. In the event that Member’s leave of absence from the Bank constitutes a termination of employment in accordance with this Plan and IRC Section 409A, the Member’s Account balance shall be distributed to the Member in accordance with this Plan.

2.04 Top Hat Plan Exemption. This Plan is intended to be a “top hat plan,” with a primary purpose to provide deferred compensation for a select group of management or highly compensated employees. No employee may be a Member of the Plan unless the employee is an officer of the Bank having an annual compensation greater than 50 percent of the amount in effect under IRC Section 415(b)(1)(A) for any such plan year or is a highly compensated employee as defined in IRC Section 414(q).

Article 3. Amount and Payment of Pension Benefits

3.01 Annual Pension Benefit Payable. For Plan years prior to 2009, the amount, if any, of the annual pension benefit payable to or on account of a Member pursuant to the Plan shall equal the excess of (a) over (b), as determined by the Committee, where:

(a) is the annual pension benefit (as calculated by the Retirement Fund on the basis of the form of payment elected by the Member) that would otherwise be payable to or on account of the Member by the Retirement Fund if its provisions were administered

(i) without regard to the IRC Limitations,

(ii) with the inclusion in the definition of “Salary” for the year deferred of any amount deferred by a Member under Section 4.01 and 4.02 of this Plan, and

(b) is the annual pension benefit (as calculated by the Retirement Fund on the basis of the form of payment elected by the Member) that is payable to or on account of the Member by the Retirement Fund.

For purposes of this Section 3.01 “annual pension benefit” includes any “Active Service Death Benefit,” “Retirement Adjustment Payment,” “Annual Increment” and “Single Purchase Fixed Percentage Adjustment” which the Bank elected to provide its employees under the Retirement Fund.

For Plan years on or after January 1, 2009, the amount, if any, of the annual pension benefit payable to or on account of a Member pursuant to the Plan shall equal:

(a) the annual pension benefit (as calculated by the Retirement Fund on the basis of the form of payment elected by the Member) that would otherwise be payable to or on account of the Member by the Retirement Fund if its provisions were administered:

(i) without regard to the IRC Limitations; and

(ii) with the inclusion in the definition of Base Salary for the year deferred of any amount deferred by a Member under Section 4.01 and 4.02 of this Plan, and

(b) offset by the annual pension benefit (as calculated by the Retirement Fund on the basis of the form of payment elected by the Member) that is payable to or on account of the Member by the Retirement Fund, up to the applicable limitation of IRC Section 402(g).

3.02 Regular Form of Payment. Unless the Member elects an optional form of payment under the Plan pursuant to Section 3.03 below, the annual pension benefit, if any, payable to or on account of a Member under Section 3.01 above, shall be converted by the actuary and shall be payable to or on account of the Member in the “Regular Form” of payment, utilizing for that purpose the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence. For purposes of the Plan, the “Regular Form” of payment means a lump sum paid 90 days after the Member’s Distribution Event.

3.03 Optional Form of Payment.

(a) A Member may elect in writing to have the Regular Form of benefit, if any, payable to or on account of a Member under Section 3.02 above, converted by the actuary to any optional form of payment permitted under the Retirement Fund. The actuary shall utilize for the purpose of that conversion the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence. For purposes of this optional form of payment, the Member may elect an optional form of payment that is different for his or her Pension Benefit that applied to any prior Pension Benefit, and which may be different from any optional form of payment elections made by the Member for any Thrift Benefit amounts as determined under Section 4.08. The election of an optional form of payment shall be exercised through the execution of a Distribution Election Form and such election shall be applicable only to the Pension Benefits earned in the calendar year to which the Distribution Election Form applies.

(b) If a Member who had elected an optional form of payment under this Section 3.03 dies after the date the Member’s benefit payments under the Plan have commenced, the only death benefit, if any, payable under the Plan in respect of said Member shall be the amount, if any, payable under the optional form of payment which the Member had elected under the Plan. If a Member who had elected an optional form of payment under this Section 3.03 dies before the date the Member’s benefit payments under the Plan commence, the Member’s election of an optional form of benefit shall be inoperative.

(c) An election to change a previously made election under Sections 3.02 or 3.03 may be made only on the form prescribed by the Committee and filed by the Member with the Committee at least twelve (12) months before the originally scheduled Distribution Event, and shall not commence sooner than a date that is at least five (5) years after the originally scheduled Distribution Event.

3.04 Death Benefit. Upon the death of a Member who had not elected an optional form of payment under Section 3.03 above, a death benefit shall be paid to the Beneficiary in a lump sum equal to the excess, if any, of (a) over (b), where:

(a) is the sum of the benefit payments that would otherwise be payable to or on account of the Member under this Plan; and

(b) is the sum of the benefit payments, if any, which the Member had received under the Plan.

3.05 Death Prior to Commencement of Payments. If a Member to whom an annual pension benefit is payable under the Plan dies before commencement of the payment of the Member’s benefit, the death benefit payable under Section 3.04 shall be payable to the Beneficiary as if the payment of the Member’s benefit had commenced on the first day of the month in which the Member’s death occurred.

3.06 Automatic Distribution of Account Balances Less Than IRC Section 402(g) Limitation. Notwithstanding any other provision of this Plan, in the event that a Member has experienced a Distribution Event described in Section 2.03 and has not directed otherwise as part of a prior election, and if the Member’s Account balance is less than the allowable limit under IRC Section 402(g) for that year, the Member’s entire benefit shall automatically be paid in the form of a lump sum payment, which shall commence 90 days after the Distribution Event. Notwithstanding the preceding sentence, if it is administratively impracticable to make the payment by the required payment date, and such impracticability is unforeseeable, then such payment shall be made as soon as administratively practicable. The amount of the lump sum payment shall be the equivalent actuarial value of the benefit otherwise due the Member using the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence.

3.07 Payment of Benefits. All benefits under the Plan shall commence 90 days after the Member’s Distribution Event. Notwithstanding the preceding sentence, if it is administratively impracticable to make the payment by the required payment date, and such impracticability is unforeseeable, then such payment shall be made as soon as administratively practicable.

Article 4. Amount and Payment of Thrift Benefits

4.01 Thrift Contributions. During each calendar year after 1994 and before January 1, 2009, if the Member’s 401(k) account contributions under the Thrift Plan for such year have reached the maximum permitted by the IRC Limitations as determined by the Committee, and if the Member has elected to reduce the Member’s compensation for such calendar year in accordance with the provisions of Section 4.04, then such Member shall be credited with an elective contribution addition under this Plan equal to the reduction in the Member’s compensation made in accordance with such election; provided, however, that the sum of all such elective contribution additions for a Member with respect to any single calendar year shall not be greater than the excess of (a) over (b), where

(a) is an amount equal to the maximum 401(k) account contribution permitted under the Thrift Plan for the calendar year as determined under the Thrift Plan if its provisions were administered without regard to the IRC Limitations and if compensation as defined in the Thrift Plan included any deferrals made under this Section 4.01 or Section 4.02; and

(b) is an amount equal to his/her regular account and 401(k) account contributions, including contributions made from Incentive Compensation otherwise payable during such year, actually made under the Thrift Plan for the calendar year.

If the reduction in a Member’s compensation under such election is determined to exceed the maximum allowable elective contribution additions for such year, the excess and any related earnings credited under Section 4.06 shall be paid to such Member within the first two and one half months of the succeeding calendar year.

For each calendar year on or after January 1, 2009, each Member may make Deferral Elections to defer a percentage of the Member’s annual Base Salary and annual Incentive Contributions, regardless of IRC Limitations, in accordance with Sections 4.04 and 4.05 below and subject to any maximum annual limit of deferral that may be determined by the Board prior to the Members’ deferral election period. Each annual Base Salary deferral shall be offset by the Member’s actual deferrals to the Thrift Plan for that calendar year, up to the dollar limitation of IRC Section 402(g), including any applicable “catch-up contributions”. Matching contributions may be made in accordance with Section 4.05 below.

4.02 Thrift Make Up Contributions. During each calendar year after 1994 and before 2009, if a portion of a Member’s regular account contribution or 401(k) account contribution to the Thrift Plan for the preceding year is returned to a Member after the end of such preceding year on account of the IRC Limitations, and if the Member has elected in accordance with the provisions of Section 4.04 to reduce the Member’s compensation for the current year by an amount up to the sum of such Thrift Plan contributions and related earnings returned to the Member’s for the preceding year, then such Member shall be credited with a make up contribution addition under this Plan equal to the reduction in the Member’s compensation made in accordance with such election.

For each calendar year on or after January 1, 2009, deferrals in excess of the IRC Section 402(g) compensation limitation shall not be offset under this Plan, and shall remain credited as deferrals under this Plan, up to the maximum annual Base Salary and Incentive Compensation limitation established by the Board. Any amounts credited in excess of the maximum annual Base Salary and Incentive Compensation limitation shall be paid to the Member within 2 1/2 months after the later of: the tax year in which the compensation was earned, or the Bank’s fiscal year. Such excess amounts shall not be credited as a deferral under this Plan.

4.03 Incentive Compensation. For Plan years prior to January 1, 2008, no Member may defer any Incentive Compensation under the Plan. Notwithstanding this prohibition, Incentive Compensation paid or payable during a calendar year, and contributions made to the Thrift Plan therefrom, will be included in the calculations made under Section 4.01 for purposes of determining the maximum percentage of income which can be deferred and for purposes of determining actual contributions to a Member’s regular and 401(k) account.

For Plan years beginning on or after January 1, 2009, a Member may defer a portion of the Member’s Incentive Compensation, up to a maximum amount set by the Board, to the Plan; provided; the Member must make a deferral election before December 31 of the calendar year preceding the calendar year in which the Incentive Compensation is earned. The Member shall elect the amount to be deferred, which may be expressed as a dollar amount or as a percentage of the Member’s total Incentive Compensation, as well as the time and form of payment of the deferred amount.

4.04 Deferral Election. A Member’s elections under Sections 4.01 and 4.02 shall be made in accordance with the following provisions:

(a) The Committee shall provide each Member with a Deferral Agreement at least 30 days prior to the commencement of the calendar year in which compensation is to be earned and paid. Each Member shall execute and deliver the Deferral Agreement to the Committee no later than the last business day preceding the calendar year in which compensation is to be earned and paid.

Notwithstanding the above, a Member who becomes eligible to participate during the calendar year may execute a Deferral Agreement with respect to the Member’s elections under Section 4.01 and 4.02 within 30 days of the date the Member becomes eligible to participate. An individual who is a Member on the Adoption Date may file a Deferral Agreement with the Committee within 30 days of the Adoption Date and in such manner as the Committee may prescribe. With respect to Sections 4.01 and 4.02, the Deferral Agreement shall only apply to compensation earned by the Member in the payroll periods beginning on or after the later of the date such Agreement is submitted to the Committee or the Adoption Date.

(b) A Member’s elections on the Member’s Deferral Agreement of the rates which authorizes deferrals under Sections 4.01 and 4.02 shall be irrevocable for the calendar year for which the deferral is elected. Notwithstanding the foregoing, a Member may, in the event of an unforeseeable emergency which results in severe financial hardship as defined by IRC Section 409A, request a suspension of the Member’s salary deferrals under the Plan. The request shall be made in a time and manner determined by the Committee. The suspension shall be effective with respect to the portion of the calendar year remaining after the Committee’s determination that the Member has incurred a severe financial hardship. The Committee shall apply standards, to the extent applicable, identical to those described in Section 4.09 in making its determination.

4.05 Matching Contributions. Effective May 1, 2004, matching contributions may be made to the Plan in accordance with the following provisions:

(a) Except as provided in Section 4.05(b),(c), and (d) below, for each elective contribution addition credited to a Member under Section 4.01, such Member shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that would be credited under the Thrift Plan with respect to such amount if contributed to the Thrift Plan, determined as if the provisions of the Thrift Plan were administered without regard to the IRC Limitations and determined after taking into account the Member’s actual contributions to and actual matching contributions under the Thrift Plan. For Plan Years before January 1, 2009, each make-up contribution addition credited to the Member under Section 4.02, such Member shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that was lost under the Thrift Plan with respect to the contributions returned for the preceding calendar year. For Plan years on or after 2009, matching contributions for make-up contribution addition credits do not apply unless otherwise set forth by the Board; matching contributions will apply to all amounts not offset in accordance with the terms of this Plan.

(b) Each calendar year, Patrick C. Doran’s Account under the Plan shall be credited with a matching contribution addition under this Plan equal to (i) minus (ii) but not below zero,

(i) is a matching contribution amount equal to 100% of Patrick C. Doran’s contributions to the Thrift Plan up to 5% of his Salary as defined under the Thrift Plan; and

(ii) is the amount of matching contributions actually made to Patrick C. Doran’s Thrift Plan account for such calendar year.

Further, Patrick C. Doran shall be entitled to receive matching contributions in accordance with Section 4.05(a) of the Plan, except that the matching contribution addition under the Plan shall be based upon a matching formula equal to 100% of his contributions up to 5% of his compensation, unless Patrick C. Doran is entitled to receive a greater matching contribution under the Thrift Plan. In such event, the matching contribution addition, if any, shall be credited to Patrick C. Doran’s Plan Account based upon the Thrift Plan matching formula.

(c) Each calendar year, David S. Fisher’s Account under the Plan shall be credited with a matching contribution addition under this Plan equal to (i) minus (ii) but not below zero,

(i) is a matching contribution amount equal to 100% of David S. Fisher’s contributions to the Thrift Plan up to 6% of his Salary as defined under the Thrift Plan; and

(ii) is the amount of matching contributions actually made to David S. Fisher’s Thrift Plan account for such calendar year.

Further, David S. Fisher shall be entitled to receive matching contributions in accordance with Section 4.05(a) of the Plan, except that the matching contribution addition under the Plan shall be based upon a matching formula equal to 100% of his contributions up to 6% of his compensation, unless David S. Fisher is entitled to receive a greater matching contribution under the Thrift Plan. In such event, the matching contribution addition, if any, shall be credited to David S. Fisher’s Plan Account based upon the Thrift Plan matching formula.

(d) No matching contribution will be paid on deferrals of Incentive Compensation unless otherwise set forth and agreed to by the Board, or as otherwise allowable under this Plan.

4.06 Maintenance of Accounts. In addition to maintaining an accounting of all Pension Benefit amounts that a Member shall otherwise be entitled to under Section 3.01 above, the Committee shall maintain an Account on the books and records of the Bank for each Member who is a Member by reason of amounts credited under Section 4.01, 4.02 and 4.05. The elective contribution additions, make-up contribution additions and matching contribution additions of a Member under Sections 4.01, 4.02 and 4.05 shall be credited to the Member’s Account as soon as practical after the date that the compensation reduced under Section 4.01 and/or 4.02 would otherwise have been paid to such Member.

A Member shall at all times be 100% vested in his/her Account. In addition, the Account of a Member shall be credited (or debited), from time to time as designated by the Committee, with earnings (or losses) based upon the investment in the investment vehicle(s) selected by the Committee. For purposes of a Member’s Thrift contributions under Sections 4.01 and 4.02 of the Plan, the Committee has designated the measure of investment performance under this Section to be the greater of the Bank’s internal return on equity rate or the Federal Funds Rate existing on the date of valuation.

4.07 Payment of Account. The balance credited to all portions of a Member’s Account shall generally be paid in a lump sum, which shall commence 90 days after the Member’s Distribution Event. Notwithstanding the preceding sentence, if it is administratively impracticable to make the payment by the required payment date, and such impracticability is unforeseeable, then such payment shall be made as soon as administratively practicable.

4.08 Optional Form of Payment.

(a) Notwithstanding Section 4.07 above, a Member may elect in writing to have the Member’s Account paid under any optional form of payment as set forth below. For these purposes, the Member may elect an optional form of payment that is different for his or her Thrift Benefit distribution election that applied to any prior Thrift contribution elections made based on any other Deferral Agreement amounts, and which may be different from any optional form of payment elections made by the Member for any Pension Benefit amounts as determined under Section 3.03 above. Any such optional form of payment elections shall only apply to the underlying Deferral Agreement executed for that period of election, as applicable. Members may choose from the following optional forms of payment:

(i) Equal payments over a number of years chosen by the Member, not to exceed seven years; or

(ii) Any optional form of payment permitted under the Retirement Fund.

(b) If a Member who had elected an optional form of payment under this Section 4.08 dies after the date the Member’s benefit payments under the Plan have commenced, the only death benefit, if any, payable under the Plan in respect of said Member shall be the amount, if any, payable under the optional form of payment which the Member had elected under the Plan. If a Member who had elected an optional form of payment under this Section 4.08 dies before the date the Member’s benefit payments under the Plan commence, the Member’s election of an optional form of benefit shall be inoperative.

(c) An election to change a previously made election under Sections 4.07 or 4.08 may be made only on the form prescribed by the Committee and filed by the Member with the Committee at least twelve (12) months before the originally scheduled Distribution Event, and shall not commence sooner than a date that is at least five (5) years after the originally scheduled Distribution Event.

4.09 Automatic Distribution of Account Balances Less Than IRC Section 402(g) Limitation. Notwithstanding any other provision of this Plan, in the event that a Member has experienced a Distribution Event described in Section 2.03 and has not directed otherwise as part of a prior election, if the Member’s Account balance is less than the allowable limit under IRC Section 402(g) for that year, the Member’s entire benefit shall automatically be paid in the form of a lump sum payment, which shall commence 90 days after the Distribution Event. Notwithstanding the preceding sentence, if it is administratively impracticable to make the payment by the required payment date, and such impracticability is unforeseeable, then such payment shall be made as soon as administratively practicable.

4.10 Death of Member. If a Member dies prior to receiving the balance credited to the Member’s Account under Section 4.07 or 4.08 above, the balance in the Member’s Account shall be paid to the Member’s Beneficiary in a lump sum payment which shall commence 90 days after the Member’s death. Notwithstanding the preceding sentence, if it is administratively impracticable to make the payment by the required payment date, and such impracticability is unforeseeable, then such payment shall be made as soon as administratively practicable.

4.11 Unforeseeable Emergency. While employed by the Bank, a Member may, in the event of an unforeseeable emergency, request a withdrawal from the Member’s Account. The request shall be made in a time and manner determined by the Committee, shall be for an amount not greater than the lesser of (i) the amount required to meet the financial hardship, or (ii) the amount of the Member’s Account, and shall be subject to approval by the Committee. For purposes of this Section 4.11, an unforeseeable emergency means a severe financial hardship resulting from a sudden or unexpected illness or accident of the Member or one of the Member’s dependents, loss of property due to casualty or other similar extraordinary and unforeseen circumstances arising as a result of events beyond the Member’s control and which hardship the Member is unable to satisfy with funds reasonably available from other sources. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case as determined by the Committee. Notwithstanding the foregoing, a Member may not receive a payout from the Plan to the extent that the unforeseeable emergency would be inconsistent with IRC Section 409A. If the Committee approves the Member’s petition for payout because of an unforeseeable emergency, the Member’s benefit distribution shall occur within thirty (30) days after the beginning of the calendar quarter following the date of such approval (or at such later time permitted under IRC Section 409A).

Article 5. Source and Method of Payments

5.01 Obligations are Unsecured General Claims. All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Sections 671 through 677 of the IRC) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective Member or Beneficiary. No benefit whatever provided by the Plan shall be payable from the assets of the Retirement Fund or the Thrift Plan.

5.02 Member has no Right to Specific Assets. No Member shall have any right, title or interest whatever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

Article 6. Designation of Beneficiaries

6.01 Beneficiary Designation. Each Member of the Plan may file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount of all benefits, including Pension Benefits and Thrift Benefits, if any, payable under the Plan upon the Member’s death. A Member may, from time to time, revoke or change the Member’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Member’s death, and in no event shall it be effective as of a date prior to such receipt.

6.02 No Designated Beneficiary. If no such beneficiary designation is in effect at the time of a Member’s death, or if no designated beneficiary survives the Member, or if, in the opinion of the Committee, such designation conflicts with applicable law, the Member’s estate shall be deemed to have been designated the Member’s beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefore.

Article 7. Administration of the Plan

7.01 Compensation Committee. The Board of Directors has delegated to the Committee, subject to those powers which the Board of Directors has reserved as described in Article 8 below, general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article 5 above, and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. The Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes. The Committee may delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including without limitation those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee.

7.02 Engagement of Consultants. If the Committee deems it advisable, it shall arrange for the engagement of the actuary, and legal counsel and certified public accountants (who may be counsel or accountants for the Bank), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Committee may rely upon the written opinions of such actuary, counsel, accountants and consultants, and upon any information supplied by the Retirement Fund or Thrift Plan for purposes of Section 3.01 of the Plan. The Committee shall report to the Board of Directors at such intervals as shall be specified by the Board with regard to the matters for which it is responsible under the Plan.

7.03 Claims for Benefits. All claims for benefits under the Plan shall be submitted in writing to the Chairman of the Committee. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or the Member’s Beneficiary (the “claimant”). The claimant may request a review by the Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Committee within 30 days of such denial, a request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision, and the decision on review shall be made as soon as feasible after the Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. Any decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be subject to review by any court of competent jurisdiction. A claimant who successfully seeks judicial reversal or modification of a Committee decision shall be reimbursed by the Bank for that Claimant’s attorneys’ fees.

7.04 Expenses. All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank.

Article 8. Amendment and Termination

Although the Bank anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Bank will not terminate the Plan. Accordingly, the Board of Directors reserves the right in its sole and absolute discretion to amend, suspend or terminate, in whole or in part, the Plan, including but not limited to the termination of any Member’s participation in the Plan, without the consent of the Committee, any Member, Beneficiary or other person, except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Member, Beneficiary or other person to benefits under the Plan which have accrued prior to the date of such action, as determined by the Committee in its sole discretion. The Committee may adopt any amendment or take any other action which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided any such amendment or action does not have a material effect on the then currently estimated cost to the Bank of maintaining the Plan.

In the event the Plan is terminated, the termination shall occur in a manner consistent with the requirements of IRC Section 409A, including but not limited to allowing the Bank to terminate and liquidate the Plan: (1) when the Bank has declared bankruptcy, (2) when the Bank has participated in certain Change of Control events, or (3) at the Bank’s discretion, subject to certain restrictions and limitations described in IRC Section 409A and the regulations promulgated thereunder.

Article 9. General Provisions

9.01 Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns and the Members, and the successors, assigns, designees and estates of the Members. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Members’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” shall refer to such other bank and the Plan shall continue in full force and effect.

9.02 No Continued Right to Employment. Neither the Plan nor any action taken thereunder shall be construed as giving to a Member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any Member from its employ.

9.03 Taxes.

(a) For each Plan Year in which an annual contribution amount credited to a Member’s Account Balance becomes vested, to the extent applicable and/or required under applicable law, the Bank shall withhold from that portion of the Member’s Base Salary, bonus and/or commissions, in a manner determined by the Bank, the Member’s share of FICA and other employment taxes on the applicable annual contribution amounts. The Bank may, in its sole discretion, make or change any administrative elections necessary to maximize the tax benefit available to the Bank or the Member.

(b) Distributions. The Bank may withhold from any payments made to a Member under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Bank in connection with such payments, in amounts and in a manner to be determined in the sole and absolute discretion of the Bank.

(c) Income Inclusion Pursuant to IRC Section 409A. In the event that any portion of a Member’s Account balance is required to be included in income by the Member prior to receipt of any distribution under this Plan because of a violation of the requirements of IRC Section 409A, the Bank may withhold from the Member all federal, state and local income, employment and other taxes required to be withheld by the Bank in connection with such income inclusion, in amounts and in a manner determined in the sole and absolute discretion of the Bank. If necessary, the Member’s annual contribution amount may be reduced to pay any taxes and to pay income tax withholdings associated with IRC Section 409A.

(d) No Liability. Neither the Bank nor the Committee is responsible for any consequence, including but not limited to any tax, penalty, or income inclusion, resulting from a violation of IRC Section 409A or any Treasury Regulations promulgated thereunder with respect to any election made by any Member under this Plan.

9.04 No Disposition of Member’s Rights. No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of any attempted disposition of such right or interest shall be null and void.

9.05 Incompetency of Member or Beneficiary. If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for that Member’s affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or that person’s estate (unless a prior claim therefore has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefore.

9.06 Communications to Committee. All elections, designations, requests, notices, instructions, and other communications from a Member, beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

9.07 Benefits Independent. The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which s/he may be entitled under any other plan or arrangement of the Bank.

9.08 No Personal Liability; Indemnification. No Committee member shall be personally liable by reason of any instrument executed by the Committee member or on behalf of that Committee member, or action taken by the Committee member in capacity as a Committee member, nor for any mistake of judgment made in good faith. The Bank shall indemnify and hold harmless each Committee member and each employee, officer or director of the Bank, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

9.09 Terminology. As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

9.10 Captions. The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and shall not be any manner defined by or limit the scope or intent of any provisions of the Plan.

9.11 Governing Law. The Plan shall be construed according to the laws of the State of Kansas in effect from time to time.